Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-155522 of Buckeye Partners, L.P. on Form S-3 of our report dated March 27, 2008, relating to the consolidated financial statements of Lodi Gas Storage, L.L.C. and Subsidiary as of and for the years ended December 31, 2007 and 2006 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for share based payment awards to employees, effective January 1, 2006), appearing in Form 8-K/A of Buckeye Partners, L.P. dated April 4, 2008, which is incorporated by reference in the Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of the Registration Statement.

Deloitte & Touche LLP

Houston, Texas
March 25, 2009